Exhibit A

DESCRIPTION OF TRUST ARRANGEMENT

1. Trust Estate. To give effect to the arrangements contemplated by the credit facilities, the Participation Agreement and the RTZ Loan Agreement and to preserve and protect the respective rights of the parties thereunder, an independent third party trustee (First Trust is the existing trustee) will hold in trust (i) the COW, (ii) all concentrate sales contracts, (iii) all receipts from sales of concentrate (to be directed to trust accounts) and (iv) the power of attorney (surat kuasa) and all Indonesian security agreements.

2. Sales Receipts. All receipts from sales of concentrate from operations in Block A (other than Sole Risk Projects) will be directed to a single trust payments account. Sales receipts from Block B and Sole Risk Projects will be directed respectively to separate trust payments accounts.
Prior to any allocation event, such cash receipts will be swept daily to a general PT-FI account, and PT-FI will pay its various obligations, including operating expenses, debt service and payments to be made to PT-RTZ.

3. Trust Payments Accounts. If an allocation event occurs, cash received in the trust payments accounts at any time thereafter will not be swept into the general PT-FI account but, instead, will be retained by the Trustee and applied by the Trustee strictly in accordance with the Financial and Accounting Procedures annexed to the Participation
Agreement, the RTZ Loan Agreement, Bank Credit Agreements and the Intercreditor Agreement.

4. Security Arrangements and Remedies. The lenders will be able to institute an "allocation" event, triggering the allocation set forth above, upon an event of default under the credit facilities. RTZ will be able to institute an allocation event upon the occurrence of certain specified events pursuant to the RTZ Loan Agreement or the Participation Agreement. With respect to the credit facilities, dedication of 100% of base production cashflow to the credit facilities (a "blockage" event) will require a separate notice (which may be given concurrently with an allocation notice) by the lenders upon an event of default.

        It is anticipated that PT-FI will pledge to the lenders its right to receive 60% of Incremental Expansion Cashflow after the RTZ Loan has been paid.

5.      Operatorship.  The lenders agree that, if they have the
right to replace PT-FI as operator, they will (subject to
certain conditions to be agreed upon related to RTZ's
ability to perform and to RTZ's agreement to operate
consistently with the terms of the credit facilities)
appoint PT-RTZ or an Affiliate of PT-RTZ reasonably
acceptable to the Banks to so act providing PT-RTZ or its
Affiliate, as the case may be, agrees that it will so act.
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        The lenders agree that, should PT-FI resign, or be deemed to have resigned, pursuant to the Participation Agreement, they will thereupon consent to PT-RTZ or an Affiliate of PT-RTZ reasonably acceptable to the Banks to so act (subject only to the aforementioned conditions).

6. Power of Attorney. A new power of attorney (surat kuasa) will be granted to the trustee by PT-FI (in substitution of the present power held by the lenders) granting the trustee the right in certain specified circumstances (each a "replacement event") to perform and exercise in the name of PT-FI the rights and duties of PT-FI under the COW and generally to conduct the activities of PT-FI in the Contract
Area as fully and effectually as if conducted by PT-FI itself. The specified circumstances shall include, without limitation, events of defaults under the credit facilities and PT-FI's resignation, or deemed resignation, under the Participation Agreement. The power of attorney will be written in terms which will expressly permit PT-RTZ to be substituted for the trustee (subject only to the aforementioned conditions) and to act under the power as fully and effectually as could the trustee.

        The trustee shall, upon request of PT-RTZ, exercise its rights under the power of attorney, including the substitution of PT-RTZ (subject to such conditions), promptly on its being satisfied that a replacement event has occurred.

7. Duration. The trust arrangement will continue to operate after repayment of the credit facilities (and any replacements or substitutes thereof) until the termination of the Participation Agreement, and, if an allocation event occurs during such period, cash received in the trust payment accounts at any time thereafter will be applied solely in accordance with the Financial and Accounting
Procedures annexed to the Participation Agreement and, if still outstanding, the RTZ Loan Agreement. The costs of the trustee shall be allocated to the relevant Trust Payments
Account and shall be met by PT-FI and PT-RTZ in proportion to their Participating Interests in the activities which are subject to such Trust Payments Account.

8. A similar trust arrangement will be established for the PT-IRJA Contract of Work area and the activities undertaken therein.